SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): November 14, 2008

Gulf Western Petroleum Corporation

(Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	000-52309 (Commission File Number)	98-0489324 (IRS Employer Identification No.)

4801 Woodway Drive, Suite 306W

Houston, Texas 77056

(Address of Registrant’s principal executive offices)

(713) 355-7001

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

Item 2.04

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed on a Current Report on Form 8-K filed on September 22, 2008, the indebtedness of Gulf Western Petroleum Corporation (the “Company”) owed to Metage Funds Limited (“Metage”) and NCIM Limited (“NCIM” and together with Metage, the “Lenders”) under one-year convertible secured notes in the aggregate principal amount of $3,700,000 matured and became due and payable on September 10, 2008.  The Company did not repay the indebtedness on that date, and as such, received notice of the default from Metage and a demand to audit the collateral securing the indebtedness and the books and records of the Company, as permitted by the terms of the Securities Purchase Agreement dated September 10, 2007 between the Company and the Lenders.  In addition, the interest rate on the obligations increased to 18% per annum until the default is cured.  Metage reserved any other rights that it may have under the notes, including the right to demand acceleration of the payment of the indebtedness.

On November 14, 2008, the Company received a further notice of default from Metage and a demand for payment in full of the obligations owed under the notes by November 25, 2008 and/or delivery of all collateral to which Metage has a security interest if payment is not made by such date.  The note obligations to the Lenders are secured with substantially all of the Company’s assets.  According to Metage, the Company owes the $3,700,000 aggregate principal amount of the note, plus $47,136.99 of accrued and unpaid interest, plus $119,567.96 of default interest.  The amount of default interest is subject to a per diem of $1,824.66 after November 14.  Metage also reserved any other rights that it may have under the notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2008

GULF WESTERN PETROLEUM CORPORATION

 / s / Wm. Milton Cox

Wm. Milton Cox

Chairman and Chief Executive Officer